CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this registration statement on Form N-1A (the "Registration Statement") of our report dated December 11, 2003, relating to the financial statements and financial highlights which appear in the October 31, 2003 Annual Report to Shareholders of Columbia New York Tax-Exempt Fund (formerly Liberty New York Tax-Exempt Fund), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants/Auditors of the Funds" in such Registration Statement.


/s/PRICEWATERHOUSECOOPERS LLP
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PricewaterhouseCoopers LLP
Boston, Massachusetts
March 1, 2004